Exhibit 10.1

Summary of Director Compensation Policies
(As of May 1, 2005)

Retainers and Fees.  Non-employee directors serving on the board of directors of West Coast Bancorp (“Bancorp”) are paid annual retainers for board service and meeting fees.  Directors who are employees of Bancorp or the Bank receive no fees for their services as a director.

The chairman of the board of directors receives annual cash compensation of $38,000 per year, the chairman of the audit & compliance committee receives $32,000 per year, and each other committee chair receives $26,000 per year.  All other directors receive annual cash compensation of $20,000.

All directors also receive $300 for each committee meeting that they attend (whether as a member of a committee or at the request of a committee).  Directors who also serve on the board of directors of Bancorp’s subsidiary, West Coast Trust Company, Inc. (“West Coast Trust”), also receive $200 for each meeting of the board of directors of West Coast Trust.  The chairman of the West Coast Trust board receives an additional $1,000 per year.

Equity Incentive Awards.  Directors are entitled to participate in Bancorp’s 2002 Stock Incentive Plan.  Recent practice has been to grant all directors a fully-vested option to purchase shares of Bancorp’s common stock on an annual basis and to make periodic restricted stock grants to directors.  In 2005, each director was granted a fully vested option to purchase 2,050 shares with an exercise price equal to the market price on the date of grant.  Each director was also granted 700 shares of restricted stock vesting in a single installment on the first anniversary of the date of grant.  Whether to grant awards, the type of award, the number of shares to be granted each year, and the terms of each award are at the discretion of Bancorp’s board of directors.

Reimbursement and Fees for Attendance at Director Education Programs.  Directors are entitled to payment or reimbursement of all out of pocket costs of attendance at approved director education programs.  In addition, Bancorp will compensate directors for time spent at education programs at a rate of $200 per day (or partial day) spent at an approved program.

Directors’ Deferred Compensation Plan.  Non-employee directors are also entitled to participate in Bancorp’s Directors’ Deferred Compensation Plan (“Directors’ DCP”).  Under the Directors’ DCP, directors may elect to defer payment of some or all of their directors’ fees.  Contributions are transferred to a so-called “rabbi trust” and may be invested in a number of investment funds or in Bancorp common stock.